File No. 811-_______


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:  ENHANCED EQUITY YIELD FUND, INC.


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

          ENHANCED EQUITY YIELD FUND, INC.
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

          Robert C. Doll, Jr.
          800 Scudders Mill Road
          Plainsboro, New Jersey  08536

Check Appropriate Box:

          Registrant filed a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES |X|                                                 NO | |

                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 25th day of February, 2005.




                            ENHANCED EQUITY YIELD FUND, INC.




                            By:      /s/ Bradley J. Lucido
                                 -------------------------------------------
                                 Name:   Bradley J. Lucido
                                 Title:  President





  Attest:    /s/ Alice A. Pellegrino
         -----------------------------------------------------
         Name:   Alice A. Pellegrino
         Title:  Secretary